SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SAIC, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Frequently Asked Questions

1. What is SAIC proposing to do by “reclassifying” class A preferred stock?

SAIC is proposing to eliminate our current dual class capital structure and reclassify our class A preferred stock into common stock. Currently, SAIC has a dual class capital structure that includes class A preferred stock and common stock. The proposal that we are asking our stockholders to approve at the 2009 Annual Stockholders meeting is to combine our existing class A preferred stock and common stock into a single class of common stock.

2. Why does SAIC want to reclassify the class A preferred stock as common stock?

SAIC is recommending this change for several reasons:

•	Many investors and corporate governance observers believe that a single stock-class system (“one share, one vote”) is better corporate governance.
•	The dual class capital structure causes confusion among investors trying to calculate our market capitalization and total shares outstanding — two measures essential to their analysis of our company.
•	Employees also report confusion about the impact of the dual class structure on SAIC’s stock-based incentive and retirement plans.
•

SAIC sees a declining preference among stockholders for holding class A preferred stock, with a decided trend to convert class A preferred stock into common stock. As of our fiscal year ended January 31, 2009, there were more shares of common stock outstanding than class A preferred stock.

•	Simplifying SAIC’s capital structure could help reduce costs and administrative burden, and may allow SAIC to consider alternatives for improving stock and plan administration.

3. Why does SAIC currently have a dual class capital (stock) structure?

In October 2006, SAIC implemented a dual class capital structure as part of our initial public offering (IPO). SAIC considered the potential benefits and disadvantages and determined that the dual class structure was in the best interest of stockholders at that time, in part because it allowed:

•

SAIC to establish a class of publicly traded common stock to provide greater liquidity to our stockholders while maintaining employee/retiree control of our company through the higher voting power of the class A preferred stock as SAIC transitioned to a public-traded company.

•

For temporary transfer restrictions on the class A preferred shares, which helped facilitate an orderly trading market by controlling the introduction of shares into the public market for a period of time following the IPO. These lock-up restrictions on the class A preferred stock lasted for a period of 90 to 360 days after the IPO and have now lapsed.

4. What are the differences between class A preferred stock and common stock?

The chart below provides an overview of the differences:

Class A Preferred Stock	Common Stock

• Not publicly traded. • To sell class A preferred stock, shares must first be converted into shares of common stock.	• Listed on the New York Stock Exchange and can be freely traded. • Shares do not need to be converted to sell.

• May be converted into common stock at any time on a one-for-one basis.

•    There are limitations on who can
      hold class A preferred stock.

¡           If class A preferred stock is
transferred to anyone other
than a “permitted transferee”
as defined in our certificate
of incorporation, those
shares would convert
automatically into common
stock, so transferees or
buyers who are not
permitted transferees would
acquire common stock.

• Anyone may hold common stock.

• Can only be held in accounts with our transfer agent (BNY Mellon).	• Can also be held in an individual’s brokerage account.

• Has same economic rights as common stock; however, with 10 votes per share.	• Has same economic rights as class A preferred stock; however, with one vote per share.

5. Would the reclassification have an impact on the stock price of SAIC common stock?

The price of the common stock is ultimately determined by many factors, including market expectations of our future performance, general market conditions, and conditions in the industries in which we operate, many of which are outside of our control. SAIC can’t predict the price at which our common stock would trade if this change is approved.

6. When would the reclassification go into effect?

First, the change must be approved by our stockholders. The proposal to amend our restated certificate of incorporation to reclassify our class A preferred stock into common stock will be voted upon at the next Annual Stockholders meeting, scheduled for June 19, 2009. If the stockholders approve the proposal, SAIC will file an amended and restated certificate of incorporation with the Delaware Secretary of State after BNY Mellon completes the necessary preparations, which may take three months or more. The reclassification of stock would become effective immediately after that filing.

7. How would the reclassification affect directly held class A preferred stock?

All outstanding shares of class A preferred stock would be automatically converted into shares of common stock on a one-for-one basis by BNY Mellon, SAIC’s transfer agent and stock plan administrator. No action would be required by stockholders. Stockholders would be able to:

•	Access their SAIC, Inc. common stock accounts via BNY Mellon using the same web site and online authentication that they had for their class A preferred accounts.
•	Sell shares of common stock via the BNY Mellon share selling program. There will be no changes to the terms or features of this program.
•	Transfer shares of common stock from BNY Mellon to their personal broker.

8. When the shares are converted, will the tax basis and holding period of the shares of class A preferred stock carry over to the shares of common stock?

Yes. The tax basis and holding period of the shares of class A preferred stock will carry over to the shares of common stock received upon the conversion. However, no cost basis information will accompany the shares of common stock. Information regarding the cost basis of common stock is not available for common stock accounts at BNY Mellon. Stockholders are responsible for maintaining their own tax basis records. To assist stockholders, BNY Mellon would send out a final Investor Activity Report to class A preferred stockholders before the reclassification. In addition, stockholders would be able to access the transaction history of their former class A preferred accounts online via BNY Mellon for informational purposes for a limited period of time after the reclassification.

9. Could there be a tax consequence to stockholders as a result of the reclassification?

SAIC believes that as a result of this proposal, there would be no gain or loss recognized for federal income tax purposes by any stockholders upon the reclassification and conversion of shares of our class A preferred stock into shares of common stock. Because tax consequences to individuals depend on their particular facts and circumstances, SAIC encourages all stockholders to consult their own tax advisors about any tax consequences to them, including tax reporting requirements.

10. How would the reclassification affect shares of restricted class A preferred stock?

All outstanding shares of restricted class A preferred stock will be automatically converted into shares of restricted common stock on a one-for-one basis. The reclassification would not change the vesting period or other terms of the restricted stock.

11. How would the reclassification affect stock options?

Stock options granted before the 2006 IPO under the 1999 Stock Incentive Plan are currently exercisable for class A preferred stock. After the reclassification, these options would automatically become exercisable for common stock. The reclassification would not change the exercise price or the number of options. There would be no change to options granted under the 2006 Equity Incentive Plan after the IPO because those options are exercisable for common stock.

12. How would the reclassification affect the Employee Stock Purchase Plan (ESPP)?

Currently, shares purchased under the ESPP are shares of class A preferred stock. After the reclassification, shares purchased under the ESPP would be shares of common stock. Shares of class A preferred stock previously purchased under the ESPP would automatically be reclassified into shares of common stock.

Also, SAIC expects to enhance the administration of the ESPP after the reclassification. Shares of common stock purchased under the ESPP would be held in a separate account within BNY Mellon’s Employee Stock Purchase system to provide participants with better functionality when selling their ESPP shares into the public market and to allow SAIC to track ESPP shares to comply with IRS reporting requirements for disqualifying dispositions. Shares would need to remain in this separate account for 21 months after purchase; however, participants could sell their ESPP shares into the public market at any time after the mandatory one-year holding period.

13. How would the reclassification affect the SAIC Retirement Plan?

Following this change, all class A preferred shares held in the SAIC Preferred Stock Fund would automatically become shares of common stock. The SAIC Preferred Stock Fund has been closed to all new investments since April 2, 2007. Currently, new investments in company stock in the SAIC Retirement Plan can only be made in the form of common stock, and that would not change after the reclassification.

14. Would SAIC continue to grant performance bonuses of class A preferred stock or stock options?

SAIC intends to continue to use restricted stock and stock options as a portion of its performance bonus mix. Restricted stock awards are currently granted in the form of class A preferred stock. After the reclassification, restricted stock awards would be issued in the form of common stock. Stock options currently granted under the 2006 Equity Incentive Plan are options to purchase shares of common stock. That practice would not change.

15. Will there be a dividend paid in association with the reclassification of stock?

No. As noted in SAIC’s dividend policy, we do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on available cash, estimated cash needs, earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors that our board of directors deems relevant. In addition, our ability to declare and pay dividends on our stock may be restricted by the provisions of Delaware law and covenants in our revolving credit facility.

16. What impact would the reclassification have on the transfer agent and stock plan administration functions currently performed by BNY Mellon?

If SAIC’s capital structure is simplified by moving to a single class of stock, the company will be in a better position to consider alternatives in the future for improving stock and plan administration. In addition, this change would position SAIC to be better able to evaluate or consider other providers of these services.

17. Would the reclassification make SAIC more likely to be taken over by another company?

If the proposed reclassification is approved by stockholders and subsequently made effective, the elimination of preferential voting rights would reduce the ability of those stockholders who currently hold class A preferred stock to prevent an acquisition of the company. However, other provisions in SAIC’s certificate of incorporation make it very difficult for another company to successfully complete a hostile takeover of SAIC against the wishes of our stockholders.

18. Are we proposing the reclassification to prepare to sell SAIC to another company?

No. SAIC’s decision to recommend this change to our stockholders was not made with a view to exploring any alternatives to sell the company or in response to, or in anticipation of, any offer or possible attempt by a third party to acquire a controlling interest in the company. SAIC is making this change for many reasons, including reduced complexity for stockholders and investors, better corporate governance, stockholder preference for common vs. preferred stock, and reducing administrative burden and allowing us to consider alternatives for improving stock and plan administration. (See FAQ 2 for additional information.)

19. Is SAIC proposing the reclassification to make a major acquisition?

No. SAIC is making this change for the reasons described in our proxy statement and in these FAQs. (See FAQ 2 for additional information). This change may make it easier for SAIC to make future acquisitions, but the timing of this change has no relationship to any current plans for a major acquisition.

20. How would the reclassification affect SAIC’s employee ownership culture?

If the class A preferred stock is reclassified into common stock, it will mean that the voting power of SAIC will no longer be disproportionately greater for employees, former employees and family members. However, employee stockholders will continue to be employee owners. We believe that much of our success can be attributed to our culture of employee ownership and the entrepreneurial spirit and commitment to growing our business it inspires in our employee owners. We do not believe this change to our capital structure will change those important aspects of our culture. We will still encourage employees to act as owners and focus on the long-term health of our company. In addition, we believe our equity, purchase and retirement programs will continue to provide employees with stock ownership opportunities.

21. What vote is required to pass the reclassification proposal?

Approval of the proposal to automatically convert the class A preferred stock into common stock requires the affirmative vote of the holders of:

•	A majority of the outstanding shares of our class A preferred stock and common stock, voting together as a class; and
•	A majority of the outstanding shares of our class A preferred stock, voting separately as a class.

22. Is it important for stockholders to vote?

Yes, because abstentions and broker “non-votes” have the effect of a vote against the proposal. Shares of common stock and/or class A preferred stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions given in the proxies. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted for the proposal.

23. When and how will stockholders get their proxy statement? How do stockholders vote?

A proxy statement will be distributed to stockholders and a link to the proxy posted on SAIC.com. The proxy provides details concerning the date, time, location and procedures for voting at the Annual Stockholders meeting. Proxy statements are expected to be delivered to stockholders in early May.

Stockholders of record as of the close of business on April 20, 2009, will be entitled to vote on this proposal. Specific instructions on how to vote can be found in the proxy statement.

24. Where can stockholders go for further information?

SAIC has filed a proxy statement with the SEC that contains additional information regarding the proposal to reclassify the class A preferred stock into common stock. (See FAQ 23 for details regarding the distribution of the proxy statement.)

In connection with the 2009 Annual Meeting of Stockholders, SAIC, Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and we expect to file a definitive proxy statement on or about April 27, 2009. The definitive proxy statement will be delivered to stockholders on or about May 8, 2009. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE PRESENTED AND VOTED UPON. Stockholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by SAIC, Inc., for free at the SEC web site at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from SAIC, Inc., 10260 Campus Point Drive, San Diego, CA 92121, Attention: Corporate Secretary.

SAIC, Inc. and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.